EXHIBIT 10.3

ALLIANCE  BANCORP,  INC.  OF  PENNSYLVANIA
2011 RECOGNITION AND RETENTION PLAN AND TRUST AGREEMENT
PLAN SHARE AWARD AGREEMENT

THIS AGREEMENT is made as of this 20th day of July 2011 (hereinafter referred to as the “Date of Grant”) by and between Alliance Bancorp, Inc. of Pennsylvania (the “Corporation”) and ___________________ (the “Recipient”).  Capitalized terms, unless otherwise defined herein, shall have the same meanings as set forth in the Plan (as hereinafter defined).

WHEREAS, the Corporation has adopted the 2011 Recognition and Retention Plan and Trust Agreement (the “Plan”); and

WHEREAS, the Corporation desires to grant a Plan Share Award to the Recipient.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Corporation and the Recipient hereby agree as follows:

1.           Plan Share Award.  The Corporation hereby grants to the Recipient a non-transferable Plan Share Award consisting of a total of _________ shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), upon the terms and conditions set forth herein.

2.           Vesting of Plan Share Award.  The Plan Share Award granted by this Agreement shall vest over a period of five years from the Date of Grant, except as otherwise provided herein and in the Plan.  In general, the shares of Common Stock subject to the Plan Share Award shall vest and then be released from restriction and distributed to the Recipient from the Trust as follows:

Date on Which the Restricted Stock is Released and Distributed	Number of Shares of Common Stock
July 20, 2012
July 20, 2013
July 20, 2014
July 20, 2015
July 20, 2016

Notwithstanding the general vesting schedule set forth above, in accordance with Section 7.01(b) of the Plan, all shares of Common Stock subject to a Plan Share Award shall become vested and be released from restriction upon the Recipient’s death or Disability or upon a Change in Control.

3.           Terms and Conditions.  The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control.

4.           Withholding.  In accordance with Section 7.03(c) of the Plan, the Trustee, in its discretion, may withhold from any cash payment or Common Stock distribution made to the Recipient under the Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of a cash payment is insufficient, the Trustee may require the Recipient or the Recipient=s beneficiary to pay to the Trust the amount required to be withheld as a condition of delivering the shares of Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers, and the Recipient has hereunto set his or her hand, all as of the day first written above.

ATTEST:	ALLIANCE BANCORP, INC. OF PENNSYLVANIA

By:
Kathleen P. Lynch	Dennis D. Cirucci
Secretary	President and Chief Executive Officer

RECIPIENT